Page 1 of 10 Last rev. January 31, 2024 GLOBANT S.A. INSIDER TRADING POLICY As amended on February 13, 2024 1. INTRODUCTION The Board of Directors (the “Board") of Globant S.A. (the “Company”), acting upon recommendation of the Company’s Audit Committee (the “Audit Committee”), has adopted the following policy with regard to insider trading (the “Policy”). This Policy may be amended at any time by the Audit Committee and is subject to further guidance from the U.S. Securities and Exchange Commission (“SEC”) and/or actions taken by the Board or the Audit Committee. This Policy provides the standards of the Company and its subsidiaries on trading and causing the trading of the Company’s securities or securities of other publicly-traded companies while in possession of material non-public information. This Policy is divided into two sections: the first section (“Section I”) prohibits trading in certain circumstances and applies to all directors, alternate directors, executive officers, employees shareholders, agents and consultants of the Company or its subsidiaries; and the second section (“Section II”) imposes special additional trading restrictions and applies to all directors, alternate directors, executive officers, employees, shareholders, agents and consultants of the Company or its subsidiaries who have or may have access to material non-public information by virtue of its employment or association with the Company or its subsidiaries. For purposes of this Policy, the terms “trading” or “trade” include any transaction in the Company’s securities, including any direct or indirect purchase, sale, transfer, gift, pledge or loan. One of the principal purposes of US federal securities laws is to prohibit the so-called “insider trading.” Simply stated, insider trading occurs when a person uses material non-public information obtained through involvement with the Company to make decisions to purchase, sell, give away or otherwise trade the Company’s securities or to provide that information to others outside the Company. The prohibitions against insider trading apply to trades, tips and recommendations by virtually any person, including all persons associated with the Company, if the information involved is “material” and “non-public.” These terms are defined in this Policy under Section I. The prohibitions apply to the trading of the Company’s securities on the basis of material non- public information obtained about the Company, its customers, its suppliers, or other companies with which the Company has contractual relationships or may be negotiating transactions. This Policy is owned by the Office of the General Counsel. Please contact the Office of the General Counsel for any questions. 2. SECTION I 2.1. APPLICABILITY This section applies to all employees, directors, executive officers, shareholders, agents or consultants of the Company or any of its subsidiaries in connection with all trades involving the Company’s securities, including common stock, options and any other securities that the Company may issue, such as preferred stock, notes, bonds and convertible securities, as well as to derivative securities relating to any of the Company’s securities.

GLOBANT S.A. INSIDER TRADING POLICY Page 2 of 10 2.2 GENERAL POLICY: NO TRADING OR CAUSING TRADING WHILE IN POSSESSION OF MATERIAL NON-PUBLIC INFORMATION (a) No director, alternate director, executive officer, employee, shareholder, agent or consultant of the Company or any of its subsidiaries may purchase or sell any Company security, whether or not issued by the Company, while in possession of material non-public information about the Company (the terms “material” and “non-public” are defined in Section I, subsection “2.3 Definitions”, paragraphs (a) and (b) below). (b) No director, alternate director, executive officer, employee, shareholder, agent or consultant of the Company or any of its subsidiaries who knows about any material non-public information of the Company may communicate that information to any other person, including family and friends. (c) In addition, no director, alternate director, executive officer, employee, shareholder, agent or consultant of the Company or any of its subsidiaries may purchase or sell any security of any other company while in possession of material non-public information about such company, obtained in the course of his or her involvement with the Company. No director, alternate director, executive officers, employee, shareholder, agent or consultant who knows of any such material non-public information may communicate information to any other person, including family and friends. (d) For compliance purposes, you should never trade, tip or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that you have reason to believe is material and non-public unless you first consult with, and obtain the advance approval of, the Office of the General Counsel. (e) Covered Persons (as defined below) must “pre-clear” all trading in securities of the Company in accordance with the procedures set forth in Section II below. 2.3 DEFINITIONS (a) Material information. Insider trading restrictions come into play only if the information you possess is “material.” Materiality, however, involves a relatively low threshold. Information is generally regarded as “material” if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it is information that a reasonable investor would want to know before making an investment decision. Information dealing with the following subjects is reasonably likely to be found material in particular situations: i. significant changes in the Company’s prospects; ii. significant write-downs in assets or increases in reserves; iii. developments regarding significant litigation or government agency investigations; iv. potential financial liquidity problems; v. changes in earnings estimates or unusual gains or losses in major operations;

GLOBANT S.A. INSIDER TRADING POLICY Page 3 of 10 vi. changes in management; vii. changes in dividend policies; viii. extraordinary borrowings; ix. award or loss of a significant contract; x. changes in debt ratings; xi. proposals, plans, agreements or news, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, tender offers, purchases or sales of substantial assets or subsidiaries; xii. public offerings; xiii. pending statistical reports (such as, commodity prices, money supply and yield estimates, or interest rate developments); and xiv. declaration of a share split or the offering of additional securities. Tipping occurs when an individual is aware of and passes material non-public information to others or recommends to anyone the purchase or sale of any securities. This practice also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, even though the tipper did not trade and did not gain any benefit from another’s trading. Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility of the event occurring is relatively small. When in doubt about whether particular non-public information is material, presume it is material. If you are unsure whether information is material, you should consult the Office of the General Counsel before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates. (b) Non-public Information. Insider trading prohibitions come into play only when you possess information that is material and “non-public”. The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, you must wait until the close of business on the day after the information was publicly disclosed before you can treat the information as public. Non-public information may include:

GLOBANT S.A. INSIDER TRADING POLICY Page 4 of 10 i. information available to a select group of analysts or brokers or institutional investors; ii. undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and iii. information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally two or three days). As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the Office of the General Counsel or assume that the information is "non-public" and treat it as confidential. (c) Office of the General Counsel. Means the General Counsel of the Company or whoever he/she specifically designates to understand in a particular request under this Policy. Communications to the Office of the General Counsel can be addressed to the address gcoffice@globant.com. The duties of the Office of the General Counsel under this Policy include, but are not limited to, the following: i. assisting with the implementation of, and administering, monitoring and enforcing compliance with, this Policy; ii. circulating this Policy to all employees and ensuring that this Policy is amended as necessary to remain up-to-date with insider trading laws; iii. administering, monitoring and enforcing compliance with federal and state insider trading laws and regulations; iv. designing and requiring training about the obligations of this Policy as the Office of the General Counsel considers appropriate; v. pre-clearing all trading in securities of the Company by Covered Persons in accordance with the procedures set forth in Section II below; and vi. providing approval of any transactions under Section II below. 2.4 VIOLATIONS OF INSIDER TRADING LAWS Penalties for trading on, or communicating, material non-public information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory. (a) Legal Penalties. A person who violates insider trading laws by trading in the Company’s securities when he or she has material non-public information can be sentenced to a substantial jail term and required to pay a penalty of several times the amount of profits gained or losses avoided. In addition, a person who tips others may also be liable for trading by the tippees to whom he or she has

GLOBANT S.A. INSIDER TRADING POLICY Page 5 of 10 disclosed material non-public information. Tippers can be subject to the same penalties and sanctions as the tippees, and the SEC has imposed large penalties even when the tipper did not profit from the transaction. The SEC can also seek substantial penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which would apply to the Company and/or management and supervisory personnel. These control persons may be held liable for up to the greater of $1 million or three times the amount of the profits gained or losses avoided. Even for violations that result in a small or no profit, the SEC can seek a minimum of $1 million from a company and/or management and supervisory personnel as control persons. (b) Company-Imposed Penalties. Employees who violate this Policy may be subject to disciplinary action by the Company, including dismissal for cause. Any exceptions to the Policy, if permitted, may only be granted by the Office of General Counsel and must be provided before any activity contrary to the above requirements takes place. (c) Covered Persons. Are those employees, executive officers, directors, alternate directors, shareholders, agents and consultants of the Company or its subsidiaries, that have or may have access to material non-public information on a regular basis. The Office of the General Counsel will submit e-mail notifications to the persons who are deemed by the Company to be Covered Persons within the meaning of this Policy, notifying them of their status as Covered Persons and the initiation of a black out period in accordance with the terms of section two of this Policy. 3. SECTION II 3.1. APPLICABILITY This section applies to all Covered Persons in connection with all trading involving Company´s securities, including common stock, options and any other securities that the Company may issue, such as preferred stock, notes, bonds and convertible securities, as well as to derivate securities relating to any of the Company's securities. For the sake of clarity, Covered Persons need to comply with both sections one and two of this Policy. 3.2. BLACKOUT PERIODS Unless under a pre-approved 10b5-1 Trading Plan, all Covered Persons are prohibited from trading in the Company’s securities during blackout periods. (a) Quarterly Blackout Periods. Trading in the Company’s securities is prohibited beginning on the close of business of the 15th day prior to the end of each quarter until the close of business on the second trading day following the date when the financial results for such quarter are publicity disclosed and a Form 6-K is filed. During these periods, Covered Persons generally possess or are presumed to possess material non-public information about the Company’s financial results. You will be informed at other times when a trading moratorium is in effect because of the existence of material non-public information concerning the Company. Nonetheless, you are still required to obtain a pre-clearance in advance from the Office of the General Counsel. (b) Other Blackout Periods. From time to time, other types of material non-public information regarding the Company (such as negotiation of mergers, acquisitions or dispositions or new product developments) may be pending and not be publicly disclosed. While such material non-public information is

GLOBANT S.A. INSIDER TRADING POLICY Page 6 of 10 pending, the Company may impose special blackout periods during which Covered Persons are prohibited from trading in the Company’s securities. If the Company imposes a special blackout period, it will notify the Covered Persons affected. 3.3. TRADING WINDOW Covered Persons are permitted to trade in the Company’s securities when no blackout period is in effect. Normally, the most appropriate time to buy or sell Company securities is the ten-business day period beginning on the close of business on the second trading day following the date of the Company’s release of quarterly or annual financial results (unless there is material non-public information concerning the Company at that time, for example, merger negotiations). The authorities have identified this time period as the period during which there should be the least amount of inside information about the company available to insiders that is unavailable to the investment public. However, even during this trading window, a Covered Person who is in possession of any material non-public information should not trade in the Company’s securities until the information has been made publicly available or is no longer material. In addition, the Company may close this trading window if a special blackout period under this Section II is imposed and will re-open the trading window once the special blackout period has ended. 3.4. PRE-CLEARANCE OF SECURITIES TRANSACTIONS (a) Due to the fact that Covered Persons are likely to obtain material non-public information on a regular basis, the Company requires all such persons to refrain from trading, even during a trading window without first pre-clearing all trading in the Company’s securities. (b) No Covered Person may trade any Company security at any time without first obtaining prior approval from the Office of the General Counsel. These procedures also apply to trading by such person’s spouse, other persons living in such person’s household and minor children, as well as to trading by entities over which such person exercises control. (c) Requests for pre-clearance must be submitted to the Office of the General Counsel via e-mail or through the trading platform authorized by the Company at least two business days in advance of each proposed trade. If the Covered Person does not receive a response from the Office of the General Counsel within 24 hours, the Covered Person must follow up to ensure that the message was received. Each Covered Person’s request for pre-clearance should include at least the following information: • The nature of the proposed trade. • The expected date of the trade. • The number of shares involved. • If the trade involves a stock option exercise, the specific option to be exercised. • Contact information for the broker who will execute the trade. • A confirmation that the Covered Person is not in possession of any material nonpublic information relating to the Company. • Any other information that is material to the Office of the General Counsel’s consideration of the proposed trade. (d) The Office of the General Counsel may withhold or condition pre-clearance in its sole discretion. If the proposed trade is pre-cleared, the Covered Person may proceed with it on the approved terms within two

GLOBANT S.A. INSIDER TRADING POLICY Page 7 of 10 days of the pre-clearance, provided that he or she complies with all other securities law and Company requirements, such as Rule 144, prohibitions regarding trading on the basis of inside information, and compliance with any special trading blackout imposed by the Company prior to the completion of the trade. The Office of the General Counsel shall record the date each request is received and the date and time each request is approved or disapproved. If the trade does not occur during the two-day period, pre-clearance of the trade must be re-requested. 3.5. PROHIBITED TRANSACTIONS (a) Directors and officers of the Company are prohibited from trading in the Company’s equity securities during a blackout period imposed under an "individual account" retirement or pension plan of the Company, during which at least 50% of the plan participants are unable to purchase, sell or otherwise acquire or transfer an interest in equity securities of the Company, due to a temporary suspension of trading by the Company or the plan fiduciary. (b) A Covered Person, including such person’s spouse, other persons living in such person’s household and minor children, as well as entities over which such person exercises control, is prohibited from engaging in the following transactions in the Company’s securities, unless advance approval is obtained from the Office of the General Counsel: i. Short-term trading. Covered Persons who purchase Company securities may not sell any Company securities of the same class for at least six months after the purchase; ii. Short sales. Covered Persons may not sell the Company’s securities short; iii. Options trading. Covered Persons may not buy or sell puts or calls or other derivative securities on the Company’s securities; iv. Trading on margin. Covered Persons may not hold Company securities in a margin account or pledge Company securities as collateral for a loan; and v. Hedging. Covered Persons may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities. 3.6. EXCEPTIONS TO THIS POLICY (APPROVED 10B5-1 TRADING PLANS) The following transactions are exempt from the restrictions of this Policy: Rule 10b5-1 of the Exchange Act of 1934, as amended (the “Exchange Act”), provides a defense against insider trading liability for persons who have entered into a trading plan which meets certain requirements (a “Trading Plan”). Generally, a Trading Plan must be a binding contract to purchase or sell securities, must be entered into when you are not aware of any material non-pubic information (and, if you are a Covered Person, during an open trading window) and must either (i) specify the amount, price and date of the transactions, (ii) provide a formula or other objective criteria for determining the amount, price and date of the transactions, or (ii) delegate discretion of these matters to an independent third party.. The Office of the General Counsel will not pre-clear a Trading Plan if he or she concludes that the Trading Plan: • Fails to comply with the requirements of Rule 10b5-1, as amended from time to time; • Would permit a transaction to occur before the later of (i) 90 days after adoption (including deemed adoption) of the Trading Plan or (ii) two business days after disclosure of the issuer’s financial

GLOBANT S.A. INSIDER TRADING POLICY Page 8 of 10 results in a Form 6-K or Form 20-F for the quarter in which the Trading Plan was adopted (subject to a maximum of 120 days after adoption of the Trading Plan); • Is established during a “closed” window period or a special “blackout” period, or the Covered Person is unable to represent to the satisfaction of the Officer of the General Counsel that the Covered Person is not in possession of material nonpublic information regarding the Company; • Lacks appropriate mechanisms to ensure that the Insider complies with all rules and regulations, including Rule 144, Rule 701 and Form S-8, applicable to securities transactions by the Covered Person; • Does not provide the Company the right to suspend all trades under the Trading Plan if the Office of the General Counsel, in its sole discretion, deems such suspension necessary or advisable, including suspensions to comply with any “lock-up” agreement the Company agrees to in connection with a financing or other similar events; • Exposes the Company to liability under any other applicable state or federal rule, regulation or law; • Creates any appearance of impropriety; • Fails to meet guidelines established by the Company; or • Otherwise fails to satisfy the Office of the General Counsel for any reason. While the Company will review a Trading Plan for compliance with this Policy, approval of such Trading Plan does not constitute legal advice and does not relieve you from ensuring that any trades entered into under the Trading Plan fully comply with any and all securities laws. Any modifications to or deviations from a Trading Plan are deemed to be the Covered Person entering into a new Trading Plan and, accordingly, require pre-clearance of such modification or deviation pursuant to Section 3.6. Any termination of a Trading Plan must be immediately reported to the Office of the General Counsel. If a Covered Person has pre-cleared a new Trading Plan (the “Second Plan”) intended to succeed an earlier pre-cleared Trading Plan (the “First Plan”), the Covered Person may not affirmatively terminate the First Plan without pre-clearance pursuant to Section 3.6, because such termination is deemed to be entering into the Second Plan. When a directors or officers modify a Trading Plan, they must certify that they (i) are not aware of any material nonpublic information about the Company or its securities, and (ii) are adopting the Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1. None of the Company, the Office of the General Counsel, nor any of the Company’s officers, employees or other representatives shall be deemed, solely by their pre-clearance of a Trading Plan, to have represented that it complies with Rule 10b5-1 or to have assumed any liability or responsibility to the Covered Person or any other party if the 10b5-1 Plan fails to comply with Rule 10b5-1. Upon entering into or amending a Trading Plan, the director or officer must promptly provide a copy of the plan to the Company and, upon request, confirm the Company’s planned disclosure regarding the entry into or termination of a plan (including the date of adoption or termination of the plan, duration of the plan, and aggregate number of securities to be sold or purchased under the plan). 4. ACKNOWLEDGMENT AND CERTIFICATION All Covered Persons are required to sign the attached acknowledgment and certification. As you can see, the rules governing the purchase and sale of Company securities are complicated and the cost of an inadvertent violation can be very expensive and can result in civil penalties, criminal fines and imprisonment. The rules

GLOBANT S.A. INSIDER TRADING POLICY Page 9 of 10 apply regardless of how you hold your interest in Company shares, and the special rules applicable to directors. * * *

GLOBANT S.A. INSIDER TRADING POLICY Page 10 of 10 ACKNOWLEDGMENT The undersigned does hereby acknowledge receipt of the Company’s Insider Trading Policy. The undersigned has read and understands this Policy and agrees to be governed by this Policy, as amended from time to time, at all times in connection with the purchase and sale of securities and the use of material non-public information. Signature of Employee Signature: Name: Position: Date: